 EXHIBIT 10.37

THE PHOENIX COMPANIES, INC.

DIRECTORS EQUITY DEFERRAL PLAN

Effective as of January 1, 2009

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.01

Purpose.  The Phoenix Companies, Inc. Directors Equity Deferral Plan is intended to provide current, duly-elected non-employee members of The Phoenix Companies, Inc. Board of Directors with a plan to act as a repository for all mandatory deferrals of Restricted Stock Units and for the voluntary deferral of all or a portion of the Director’s Compensation into Restricted Stock Units in lieu of cash.  It is the Company’s desire to have the benefit of the Director’s continued loyalty, service and counsel and also to assist the Director in planning for retirement and certain other contingencies.   The Phoenix Companies, Inc. Directors Equity Deferral Plan is intended to be an unfunded plan under the Employee Retirement Income Security Act of 1974, as amended.

1.02

Effective Date.  The Phoenix Companies, Inc. Directors Equity Deferral Plan is effective as of January 1, 2009.

ARTICLE II

DEFINITIONS

2.01

"Adjustment Event" means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Shares or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Shares at a price substantially below fair market value, or other similar event affecting the Common Shares.

2.02

“Beneficiary” means the person(s) or entity, including one or more trusts, last designated by a Director on a form or electronic media and accepted by the Committee or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Director.  In the absence of any such designation, the Beneficiary shall be (i) the Director’s surviving spouse or domestic partner, (ii) if there is no surviving spouse or domestic partner, the Director’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse or domestic partner and/or children per stirpes, the Director’s estate.

2.03

“Board of Directors” means the board of directors of the Company.

2.04

“Code” means the Internal Revenue Code of 1986, as amended.

2.05

“Committee” means the Compensation Committee of the Board of Directors of the Company.

2.06

“Common Shares” means the common stock of the Company, par value $0.01 per share.

2.07

“Company” means The Phoenix Companies, Inc., a Delaware corporation, and any successor thereto.

2.08

“Compensation” means the cash portion of the Director’s annual cash retainer, committee fees, meeting fees and any other cash payments that a Director may receive attributable to service as a member of the Board of Directors.

2.09

“Crediting Period” means August 1 of one calendar year to July 31 of the subsequent calendar year (or, if earlier, the date on which final distribution is made hereunder).

2.10

"Deferred Share" means a contractual right to receive one (1) Common Share (which was originally awarded as a Share Award) on a deferred basis in accordance with the terms of this Plan.

2.11

“Director” means a member of the Board of Directors of the Company or any of its subsidiaries.

2.12

“Disability” means that a Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.13

"Dividend Equivalent" means an amount equal to the cash dividend payable per Common
            Share.

2.14

“Equity Account” means the account established for the deposit and delivery of RSUs under Section 3.01 (Mandatory RSUs), Section 3.02 (Voluntary RSUs) and/or Deferred Shares under Section 3.03 (which RSUs and/or Deferred Shares will be converted to Common Shares pursuant to Section 5.05 upon a Director’s Separation from Service), as well as any Dividend Equivalents credited under Section 5.03 and interest credited under Section 5.04.

2.15

“Plan” means The Phoenix Companies, Inc. Directors Equity Deferral Plan as is set forth in this document as it may be amended from time to time.

2.16

"Restricted Period" means the period during which RSU awards are subject to forfeiture or restrictions on transfer (if applicable) pursuant to The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan.

2.17

"Restricted Stock Unit" or “RSU” means the right to receive one Common Share, subject to The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan.

2.18

“RSU Award Date” means the first day of each calendar quarter (for retainers applicable for such calendar quarter and for fees earned during the immediately preceding calendar quarter), or such other day or dates as may be established by the Board of Directors, on which Mandatory or Voluntary RSUs are granted.  For a Director’s initial quarter, the RSU Award Date shall be established by the Board of Directors.

2.19

“Mandatory RSUs” means the number of RSUs attributable to the portion of a Director’s annual retainer, committee fees, meeting fees and any other payments that a Director may receive attributable to service as a member of the Board of Directors that is required to be awarded by the Company in RSUs.  This required portion is determined and communicated periodically by the Board of Directors.

2.20

“Retirement” means mandatory retirement from the Board of Directors pursuant to the Company’s mandatory retirement policy for Directors.

2.21

“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

2.22

"Share Award" means any Elective Share Award or Fee Share Award under The Phoenix Companies, Inc. Directors Stock Plan, where:

(a)  "Elective Share Award" means any award of Shares made by reason of the election of a
Director to receive Shares in lieu of cash fees; and

(b)  "Fee Share Award" means any award of Shares made at the direction of the Board of Directors in  lieu of cash fees.

2.23

“Specified Employee” means, for a non-employee Director who becomes an officer of the Company, a Director who, as of the date of the Director’s Separation from Service, is a key employee of the Company whose stock is publicly traded on an established securities market or otherwise.  A Director is a key employee if the Director meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date.  If a Director is a key employee as of a Specified Employee identification date, the Director is treated as a key employee (and therefore a Specified Employee) for the entire 12-month period beginning on the Specified Employee effective date.  For any nonqualified deferred compensation plan of the Company that is subject to Code section 409A, the Specified Employee identification date is December 31 of the preceding calendar year, and the Specified Employee effective date is April 1 of the current calendar year.

2.24

“Voluntary RSUs” means the number of RSUs attributable to the amount of Compensation, if any, that the Director voluntarily elects to have awarded by the Company instead of cash.

ARTICLE III
RESTRICTED STOCK UNITS AND DEFERRED SHARES

3.01

Annual Retainer Paid in RSUs.  Annually, the Company shall award a Director Mandatory RSUs, which are immediately vested, but the conversion of which are required to be deferred until the Director incurs a Separation from Service from the Company as a Director .  The Mandatory RSUs will be granted on the designated RSU Award Date and determined in accordance with the following procedure:

Quarterly                      Pro-Rata

        RSUs

            Compensation     X       Factor*          =       Earmarked         ÷     Stock       =      for
            Earmarked                    (if applicable)          Compensation          Price**             Quarter

for RSUs                                                                                                                  (share

                                                                                                                                             units)

*   Pro-rata factor equals (1) number of days of service in quarter, based on effective date of Board of Director appointment, divided by (2) number of days in quarter.

**  Stock Price equals the closing stock price of Common Shares on the New York Stock Exchange (1) on the RSU Award Date, or (2) if a new member of the Board, on the effective date of Board of Director appointment.

3.02

Voluntary RSU Deferrals  If a Director so elects, the Company shall award the Director Voluntary RSUs, which are immediately vested, but the conversion of which is required to be deferred until the Director has a Separation from Service.  The Voluntary RSUs will be granted on the designated RSU Award Date and determined in accordance with the procedures set forth in Section 3.01.

3.03

Deferred Shares  A Director may elect to defer receipt of any Common Shares issuable to the Director in respect of any Share Award under The Phoenix Companies, Inc. Directors Stock Plan or any other Director plan until the Director’s Separation from Service.

3.04

Conversion into Common Shares   RSUs and/or Deferred Shares are not convertible into Common Shares until the Director’s Separation from Service or death, subject to the settlement rules provided in Section 5.05.

ARTICLE IV

VOLUNTARY ELECTIONS TO DEFER

AND

ELECTION AS TO TIME AND FORM OF PAYMENT

4.01

Elections to Defer Under Sections 3.02 and 3.03.

(a) Deferral elections must be made by the end of the Director’s taxable year immediately preceding the taxable year in which the services underlying the Compensation are to be performed. A newly eligible Director must make an election within 30 days of initial eligibility (based on the plan aggregation rules) and such election applies only to
                 Compensation on and after the election date.

            (b) Deferral elections will be carried over from year to year until the Director makes an affirmative election to modify or terminate the election within the permitted time frames.

4.02

Time and Form of Payment.  The Director has no election rights as to the time and form of payment of his or her Equity Account balance.  Subject to Section 4.03, a distribution will always be made within 90 days of the Director’s Separation from Service.  All payments and benefits shall be paid or reimbursed to the Director in a lump sum.

4.03

Equity Account Distribution Provisions.  Notwithstanding any provision to the contrary in this Plan, for a Director who is a Specified Employee, the commencement date of any benefit that would otherwise have occurred prior to the six month anniversary of the Director’s Separation from Service shall be postponed until the earlier to occur of (i) such six month anniversary and (ii) within 90 days of the Director’s death.  Upon the expiration of the six-month period, all payments and benefits shall be paid or reimbursed to the Director in a lump sum.

4.04

Payment on Death.  If any amounts are payable under the Director’s Equity Account after the Director dies, the Company will pay them to the Director’s Beneficiary within 90 days of the Director’s date of death.

4.05

409A Transition Relief Provision.  Notwithstanding any other provision to the contrary in this Plan, Participants may be permitted to make elections prior to January 1, 2009 in accordance with the transition rules in effect under Code section 409A.

ARTICLE V
RIGHTS AND SETTLEMENT

5.01

Rights as a Shareholder.   Except as provided in Section 5.07, the Director’s RSUs and/or Deferred Shares will not give the Director any right to vote on any matter submitted to the Company's stockholders.  The Director will have voting rights with respect to the Common Shares that underlie the Director’s RSUs and/or Deferred Shares only after the shares have actually been issued to the Director.

5.02

Restrictions on Transferability.  The Director will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber the Director’s RSUs and/or Deferred Shares.  The Director will not have any right to reallocate or transfer the Director’s RSUs and/or Deferred Shares under this Plan to different investment options or funds.  Any attempt to effect any of the preceding in violation of this Section 5.02, whether voluntary or involuntary, will be void.

5.03

Dividend Equivalents.  Unless otherwise determined by the Committee, the Committee will credit each of the Director’s RSUs and Deferred Shares with Dividend Equivalents, either in cash or in kind or in RSUs or such other security as the Committee determines, from the date the Director’s award is granted to the date RSUs and Deferred Shares are converted into Common Shares pursuant to Section 3.04 of this Plan.  Dividend Equivalents shall be credited to a book entry account on the Director’s behalf at the time the Company pays any cash dividend on its Common Shares.

5.04

Interest Credits.  Unless otherwise determined by the Committee, interest will be credited on such Dividend Equivalents credited in cash for each Crediting Period during the period from the RSU Award Date for each such grant of RSUs and the Deferred Share award date until distribution hereunder at the mid-term Applicable Federal Rate (as determined under Code section 1274(d)), in effect on the first day of such Crediting Period, provided that interest shall be credited with respect to each Dividend Equivalent only from the date it is first credited hereunder.

5.05

Settlement of RSUs and Deferred Shares  Subject to Section 4.03, within 90 days after the date the Director has a Separation from Service, the Company will deliver to the Director his or her Equity Account.

5.06

Adjustment Due to Change in Capitalization  If any Adjustment Event occurs before the Director’s RSUs and/or Deferred Shares are distributed in accordance with Section 5.05, the number of Common Shares underlying each RSU and/or Deferred Share will be proportionately adjusted accordingly, as deemed equitable and appropriate by the Board of Directors.  In any merger, consolidation, reorganization, liquidation, dissolution or other similar transaction, each RSU and/or Deferred Share shall pertain to the securities and other property (including cash) to which a holder of the number of Common Shares underlying the RSU and/or Deferred Share would have been entitled to receive in connection with such event.  If, as a result of any Adjustment Event, the Director’s RSUs and/or Deferred Shares represent the right to receive cash in whole or in part (other than as a result of Dividend Equivalents and interest credits), then the Company will promptly pay the Director such cash on the date specified in Section 5.05.

5.07

Funding.  No special or separate fund shall be established by the Company and no segregation of assets shall be made to assure the payment of benefits under the Plan. No   Participant shall have any right, title, or interest whatsoever in any specific asset of the Company.  Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

ARTICLE VI
ADMINISTRATION

6.0.1

Administration.  The Committee is authorized to reasonably interpret in good faith the Director’s RSU award and this Plan and to make all other reasonable determinations in good faith necessary or advisable for the administration and interpretation of the Director’s RSU award and/or Deferred Share award to carry out its provisions and purposes, provided that such interpretation or determination shall be consistent with the interpretation or determination made by the Company.  Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of this Plan shall be final, binding and conclusive for all purposes and upon all persons.  The Company or the Committee may consult with legal counsel, who may be regular counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

6.02

Amendment and Termination.

(a) The Plan may be amended, modified or terminated at any time by the Company, subject to Section 6.02(b) below and except that, without the consent of any Director or Beneficiary, if applicable, no such amendment, modification or termination shall reduce or diminish the Equity Account of any Director accrued prior to the date of such amendment, modification or termination.  However no amendment, modification or termination shall result or cause an acceleration of payments or benefits under the Plan, unless such action complies with the Code section 409A.  Further, at its sole discretion, the Company may elect, upon termination of this Plan to deliver to the Director or any Beneficiary, as the case may be, the number of Common Shares then underlying the Director’s RSUs and/or Deferred Shares. Notwithstanding the foregoing to the contrary, the Company may amend this Plan as it deems necessary or desirable to comply with the requirements of Code section 409A, as amended, and the regulations and pronouncements thereunder, regardless of whether any such amendment shall cause a reduction or cessation of the Equity Account prior to the adoption of such amendment.

(b) Plan Termination under Code section 409A. Generally, payments may be accelerated upon Plan termination only if:

    (i)

the Company is terminating an entire category of aggregated plans, that is, all other plans of a similar type (i.e., that are required to be aggregated with the terminating plan under the Code section 409A final regulations);

(ii)

all payments to the Directors as a result of the Plan termination are not made until at least twelve (12) months after action taken to terminate the Plan is taken, that is, all payments must be made between 13 and 24 months after the date such action is taken; and

(iii)

no similar successor plan can be established within three (3) years following the date the action to terminate the Plan was taken.

ARTICLE VII
MISCELLANEOUS

7.01

Interpretation Consistent with Code Section 409A.  The intent is that payments and benefits under this Plan comply with Code section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.  If any provision of this Plan would cause the Director to incur any additional tax or interest under Code section 409A, the Company, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code section 409A.  To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall be made in good faith and shall, to the extent reasonably possible, maintain the original intent of the applicable provision of this Plan without violating the provisions of Code section 409A.

7.02

Tax Withholding.  If, and solely to the extent required by applicable law, the Company will have the power to withhold, or require the Director to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to the Director’s award (or settlement thereof), and the Company may defer payment of cash or issuance or delivery of Common Shares until such requirements are satisfied.  The Company may, in its discretion, permit the Director to elect, subject to such conditions as the Company shall impose (a) to have Common Shares deliverable in respect of the Director’s RSU award and/or Deferred Share award withheld by the Company or   (b) to deliver to the Company previously acquired Common Shares, in each case, having a fair market value sufficient to satisfy the Director’s statutory minimum Federal, state and local tax obligation associated with the transaction.

7.03

Common Shares Subject to an Award.  The Common Shares to be delivered in connection with the Director’s award may consist, in whole or in part, of Common Shares held in treasury or authorized but unissued Common Shares, not reserved for any other purpose.

7.04

Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, if the Director’s RSUs and/or Deferred Shares remain outstanding, to unconditionally assume the obligations of the Company with respect to the Director’s RSUs and/or Deferred Shares in writing and will provide a copy of the assumption to the Director.

7.05

Requirements of Law.  The granting of the Director’s RSU award and/or Deferred Share award and the issuance of Common Shares will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.06

Instrument and Securities Law Compliance.  The Company shall have the authority to determine the instruments by which the Director’s award shall be evidenced.  Instruments evidencing the Director’s RSU award and/or Deferred Share award may contain such other provisions as the Company deems advisable.  In addition, any Common Shares issued in connection with the Director’s RSU award and/or Deferred Share award shall be registered with the United States Securities and Exchange Commission at the expense of the Company for resale on or before the first day on which the Director may transfer the shares under the RSU award and/or Deferred Share award (or such later date as the Director requests that is in compliance with the law and permissible under the applicable Company plan) unless such shares are eligible for sale by the Director pursuant to Rule 144 (k) of the Securities Act of 1933 (or any successor provision) in the opinion of the Director’s counsel, which registration shall be in a form reasonably acceptable to the Director, shall be subject to the Director’s reasonable prior review and comments, shall remain effective until all Common Shares subject to the RSU award and/or Deferred Share award have been sold (but need not be effective for more than 365 days after first day on which the Director may transfer the Common Shares subject to the Director’s RSU award and/or Deferred Share award or, if applicable, such later date as to which the Director shall have requested effectiveness) and the Company and the Director shall, prior to the effectiveness of the registration, enter into a customary registration rights which will contain provisions, among other things, requiring the Company to indemnify the Director and any third persons reasonably requested by the Director in connection with the sale of any Common Shares and reimburse the Director for the Director’s reasonable out-of-pocket expenses (other than underwriting discounts) in connection therewith and will contain customary black-out periods.  In the event of the Director’s death, or other permitted private transfer of the Common Shares, all of the Director’s rights under this Section 7.06 shall be transferred to the Director’s Beneficiary.

7.07

Governing Law.  The validity, interpretation, construction and performance of this Plan and the Director’s RSU award and/or Deferred Share award shall be governed by the laws of the State of Connecticut.